Exhibit 99.2

MARSHALL HOLDINGS INTERNATIONAL ANNOUNCES CHANGE IN EXECUTIVE MANAGEMENT

Las Vegas, Nevada November 13, 2008, Marshall Holdings International, Inc. (OTCBB: MHLI) announced today that the Board of Directors has accepted the resignations of Rick Bailey previously serving as Chief Executive Officer, President, and Director, and Florian Ternes, previously serving as Chief Operating Officer and Director.  Elwood Sprenger was appointed the position of Chief Executive Officer and will remain as Chairman of the Board.  [Missing Graphic Reference]In addition, W. Jamie Plante was elected to the Board of Directors and will be serving as Chief Financial Officer.

Elwood Sprenger has been integral in developing the new global strategy for the company moving forward. “In today’s climate we need to have a broad perspective in the marketplace drawing upon synergies that will allow us to move successfully into various business segments” said Elwood Sprenger, new Chief Executive Officer.

“Elwood Sprenger is a visionary and with his extensive background is the perfect fit for this dynamic and growing organization” stated Jamie Plante, Chief Financial Officer.

Elwood Sprenger: Calistoga -- Chairman, CEO, Owner. Developed water business into 37 states and 5 countries achieving 55% share of market. Merged with Perrier and continued on as CEO developing strategic and equity relationships into improved business growth and profitability. Maintained ownership of source supplying Calistoga for past 27 years. Sold to Nestle Corporation.

Privately owned and operated bulk water Transport Company supplying Arrowhead water from all their sources (Including one of the largest water sources in the United States, which he has been involved with for the last fourteen years). Helped develop first PET plastic bottle used in water sales -- now the standard in the industry.

Rochem -- Board member, chairman and CEO of beverage distribution group operating in 23 countries and 42 states.

Private holding company -- Have interest in assorted public companies.

Private banking - Financial services -- Has controlling interest in mortgage bank and 50% interest in merchant bank Services Company.

Controls credit enhancement financial services company

Elwood's resources and talents bring to MHLI the distribution systems for its product line, and allow the company to expand its distribution of its beverage products.

MHLI business objective is to manufacture and market the Company's products in such a way as to create value that can be sustained over the long term for shareholders, employees, consumers, and business partners.

Our Company, Our Products:
Marshall Holdings is a natural products distribution company that has been in business since 1974 and has sold into over 3,500 health food stores, pharmacies, medical offices around the country not to mention doing complete order fulfillment for many up and coming on-line stores.  Marshall carries over 6,000 natural products and supplements comprising over 150 manufactures. Our unique product mix consists of a wide variety of natural products ranging from popular herbs and health supplements to body care and fitness.  Marshall offers complete lines of teas, herbs, vitamins, health foods, minerals, homeopathic remedies, natural cosmetics, skin care, pet care, cold and wellness products, weight management products, and much more.

Additional information can be found at:
www.marshalldc.com or www.MHII.net or www.worldhealthdepot.com

FORWARD LOOKING SAFE HARBOR STATEMENT
A number of statements contained in this press release are forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties, including the timely development, and market acceptance conditions, successful integration of acquisitions and the ability to secure additional sources of financing.  The actual results that MHLI may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:  Public Relations 702-289-4387